  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 24, 2010

VALIANT HEALTH CARE, INC.
(Exact name of registrant as specified in its charter)

Florida	000-53496	26-0655541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 N. University Drive, Suite 810, Coral Springs, Florida		33071
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(954) 755-5564

Willing Holding, Inc. 21218 St. Andrews Blvd., #131, Boca Raton, FL 33432
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of August 24, 2010, Aarif Dohad submitted his resignation as a member of the Board.  By unanimous consent as of the same date, Mirella Salem was appointed the Chairman and Steven Turner was appointed as Chief Executive Officer.

Ms. Salem, age 52, has been a Director since August 2010 and was a director at the company from which the operating assets of the Company were acquired in July 2010.  Ms. Salem co-founded the predecessor of Accessible Healthcare Services, Inc. in 1999 and she has extensive experience in the insurance industry and in the administration of international health care policies. Ms. Salem founded the high-end user friendly home health care company in response to her frustration in obtaining quality care for her mother. Ms. Salem continues to be the standard bearer and quality control czar of the Company.

Mr. Turner, age 43, was appointed as the President of the Company in August 2010 and was the President of the company from which the operating assets of the Company were acquired in July 2010 since inception in June 2008.  Mr. Turner joined Accessible Healthcare Services, Inc. in February 2006 where he served as its Chief Operating Officer.  From January 2004 to February 2006, he was Regional Operations Director/Administration of Caring People, a home health business in Delray Beach, Florida.  From January 1998 to January 2004, he was National Director of Providers of CHCS Services, a third party administrator business in Weston, Florida.

There are no arrangements or understandings between the Company and any other persons, pursuant to which these persons were selected as officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

VALIANT HEALTH CARE, INC.

By:	/s/ Mirella Salem
Name: Mirella Salem
Title: Chairman

Dated: August 24, 2010